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 CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE PORTIONS OF THIS
 AGREEMENT INDICATED WITH ****. A COMPLETE COPY OF THIS AGREEMENT, INCLUDING THE
        REDACTED TERMS, HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND
                              EXCHANGE COMMISSION.



                       SERIES A PREFERRED STOCK CONVERSION

                                      AND

                              REDEMPTION AGREEMENT

This Series A Preferred Stock Conversion and Redemption Agreement (the "Agreement") is entered into as of this 18th day of May, 1998 by and among Uniphase Corporation, a Delaware corporation ("Uniphase"), Koninklijke Philips Electronics N.V., a company established under the laws of The Netherlands and having its registered office in Eindhoven, The Netherlands ("Philips") and each other holder of the Series A Preferred Stock, par value $0.001 per share of Uniphase (each a "Preferred Holder" and collectively the "Preferred Holders").

R E C I T A L S

1. Philips, Uniphase, Philips Optoelectronics B.V., a company established under the laws of the Netherlands ("Opto"), and certain other corporations and other business entities that are direct or indirect subsidiaries of Philips or Uniphase intend to become parties to that certain Master Purchase Agreement (the "Purchase Agreement") pursuant to which Uniphase will purchase from Philips the Activity (as defined in the Purchase Agreement). As partial consideration for the Activity, Uniphase shall issue to Philips 100,000 shares of Uniphase Preferred Stock (as defined in the Purchase Agreement), which shall have those rights and privileges set forth in the Certificate of Designation (as defined in the Purchase Agreement). The shares of Uniphase Preferred Stock to be issued to Philips will be convertible into shares of Uniphase Common Stock based on the level of shipments of WDM Lasers (as defined below) from the Activity during the four-year period that is to commence on July 1, 1998 upon the terms provided herein and in the Certificate of Designation.

2. Upon the occurrence of a Redemption Event (as defined below), the Uniphase Preferred Stock issued to Philips is, at Philip's option, convertible into Uniphase Common Stock in accordance with the Certificate of Designation and the terms and conditions contained


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                                                                               2


     herein, or, in certain instances, redeemable by Uniphase at the option of Philips for the Redemption Price (as defined below).

3. NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties agree as follows:

SECTION 1. DEFINITIONS

1.1. Except as otherwise provided herein, defined terms set forth in the Purchase Agreement shall have the same meanings for the purpose of this Agreement.

1.2. For the purpose of this Agreement and the Certificate of Designation, the following definitions shall apply:

     "Accrued Contingent Payment" for each Earn-Out Period Year that is completed shall mean that amount determined in accordance with Section 3.2 below.

     "Actual Unit Shipments" for any Earn-Out Period Year or for the Earn-Out Period, as the case may be, shall mean the aggregate number of WDM Lasers shipped by Opto (either directly or through other Uniphase Entities) to customers exclusive of warranty replacement units (in which case the first shipment of the WDM Lasers shall only count towards actual unit shipments) and a reasonable number of evaluation or demonstration units consistent with past practices for which no charge (other than transport and handling charges) is made to the customer during the relevant period.

     "Company Sale" shall mean (i) a sale of all or substantially all of the assets of Uniphase; (ii) a merger in which Uniphase shall not be the surviving corporation and in which the holders of Uniphase Common Stock immediately prior to such transaction shall beneficially own less than fifty percent (50%) of the surviving corporation immediately after consummation of such transaction; or (iii) a third party shall acquire by merger or otherwise "control" of Uniphase ("control" being defined as the ability presently or prospectively to direct the management and policies of Uniphase, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and being presumed any time any such third party shall own beneficially securities of Uniphase having greater than thirty percent (30%) of the voting power in election of directors of Uniphase or the power to elect or designate directors who fill twenty percent (20%) of the board seats of Uniphase).

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                                                                               3

     "Earn-Out" shall mean the performance of the Activity for purpose of determining the number of shares of Uniphase Common Stock, if any, issuable upon conversion of the Uniphase Preferred Stock or, alternatively, in the event of the occurrence of a Redemption Event and the election by the Holders to redeem the Uniphase Preferred Stock.

     "Earn-Out Period" shall mean the four (4) successive twelve (12) month periods commencing July 1 and ending June 30 of the next calendar year, of which the first twelve (12) month period is to commence July 1, 1998.

     "Earn-Out Period Year" shall mean any twelve (12) month period that commenced or is commencing on July 1 during the Earn-Out Period.

     "Issue Date" shall mean (i) for purposes of a conversion of the Uniphase Preferred Stock pursuant to Section 2(a) of the Certificate of Designation, July 1, 2002; and (ii) for purposes of a conversion of the Uniphase Preferred Stock pursuant to Section 2(b) of the Certificate of Designation, the date on which the Holders give notice of conversion to Uniphase pursuant to Section 2(c) of the Certificate of Designation.

     "Majority of the Preferred Holders" shall mean those Preferred Holders that then hold more than fifty percent (50%) of the outstanding shares of Uniphase Preferred Stock.

     "Per Share Earn-Out Amount" shall mean that amount determined in accordance with Section 3.2 below.

     "Percentage Performance" for any Earn-Out Period Year or the Earn-Out Period, as the case may be, shall mean the percentage amount determined by dividing the number of Target Unit Shipments by the number of Actual Unit Shipments for that same period; provided, that, in the event that the Percentage Performance for any Earn-Out Period Year is less than forty-five percent (45%), the Percentage Performance for the subsequent Earn-Out Period Year shall be reduced by the percentage amount by which the Percentage Performance for such prior Earn-Out Period Year was less than forty-five percent (45%) as determined on the basis of Actual Unit Shipments for that year and after giving effect in that year to the foregoing adjustment on the basis of Percentage Performance for the prior Earn-Out Period Year; provided, that to the extent such percentage amount is applied to reduce Percentage Performance for a subsequent Earn-Out Year that is excess of one hundred percent (100%), that portion of such percentage amount that is applied against Percentage Performance is excess of one hundred percent (100%) shall be divided by 1.82. For purposes of example, Percentage Performance shall be calculated in a manner

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     consistent with the calculation set forth in Annex A hereto.

     "Performance Factor" for any Earn-Out Period Year shall mean: (i) for any Earn-Out Period Year in which the Percentage Performance was less than forty-five percent (45%), an amount equal to zero (0); (ii) for any Earn-Out Period Year in which the Percentage Performance was equal to or greater than forty-five percent (45%) but not in excess of one hundred percent (100%), an amount equal to the quotient obtained by dividing (A) the Percentage Performance for the Earn-Out Period Year less forty-five percent (45%) by (B) fifty-five percent (55%); and (iii) for any Earn-Out Period year in which the Percentage Performance is in excess of one hundred percent (100%), an amount equal to the quotient obtained by dividing the Percentage Performance for that Earn-Out Plan Year by one hundred percent (100%).

     "Redemption Date" means the date specified for redemption by the holders of the Uniphase Preferred Stock pursuant to Section 4(a) of the Certificate of Designation.

     "Redemption Event" shall mean and be limited to: (i) a termination or discontinuance of the Activity by Uniphase which is not the result of a material adverse change in the market for WDM Lasers and/or electro-absorption modulators or general economic conditions; (ii) a sale or transfer of Opto or the Activity or all or substantially all of the assets of the Activity in a single transaction or series of transactions, without Philips' prior written consent; (iii) a Company Sale; or (iv) a material breach by Uniphase of its obligations pursuant to Section 5.2 hereof, provided that (A) such breach shall contribute materially to the Activity not achieving the Target Unit Shipments; and (B) Philips shall have given notice to Uniphase of such breach and Uniphase shall not have cured such breach in all material respects within thirty (30) days following such notice.

     "Redemption Price" shall have the meaning set forth in Section 4.2 below.

     "Target Unit Shipments" shall mean those projected unit quantities of WDM Lasers to be shipped during each Earn-Out Period Year and the Earn-Out Period as set forth in Section 3.1 below. For purposes of determining the aggregate number of Target Unit Shipments for any period, a WDM Laser that includes an integrated electro-absorption modulator element shall be counted as two (2) shipments.

     "WDM Laser" shall mean a fiber-pigtailed semiconductor laser with single frequency emission on a grid, anchor at 193.1 THZ, and with spacing of nx50 GhZ (n = 1, 2 ...) spanning the extended EDFA (Erbium Doped Fiber Amplifier) window. WDM Lasers can


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                                                                               5

     be either stand-alone or included in modules and either operated as CW (continuous wave), directly modulated or be a DFB laser chip with-on the same substrate - an integrated EA (electro absorption) modulator element.

SECTION 2.        No Transfer of Uniphase Preferred Stock

During the term of this Agreement, Philips shall not be permitted or authorized to transfer, sell or assign any shares of Uniphase Preferred Stock except to Philips Affiliates. To the extent a Philips Affiliate shall become a Preferred Holder and thereafter cease to be a Philips Affiliate prior to the termination of this Agreement, Philips agrees to cause any such Preferred Holder to transfer all shares of Uniphase Preferred Stock held by it to Philips or another Philips' Affiliate prior to the date such entity ceases to be a Philips Affiliate.

SECTION 3.        Calculation of Per Share Earn-Out Amount

3.1. Uniphase and Philips agree that the following amounts of shipments of WDM Lasers shall constitute the Target Unit Shipments for each of the four (4) Earn-Out Period Years and for the Earn-Out Period:

                                 YEAR 1    YEAR 2    YEAR 3    YEAR 4    TOTAL
                                 ------    ------    ------    ------    -----
Target Unit Shipments ........    ****      ****      ****      ****      ****

     The foregoing amounts in the first four columns constitute the Target Shipment Units for each Earn-Out Period Year and are not cumulative between such years.

3.2. For each Earn-Out Period Year that is completed, the Accrued Contingent Payment for that Earn-Out Period Year shall be an amount equal to (i) the product of: (A) NLG 50 million; and (B) the Performance Factor; plus (ii) interest on such amount at the rate of 15.2% from July 1, 1998 until the Issue Date, compounded annually. Upon completion of the Earn-Out Period and in any event not later than June 30, 2002 and subject to Section 3.3 below, the Per Share Earn-Out Amount shall be determined in an amount equal to the quotient obtained by dividing the sum of the Accrued Contingent Payments for each of the four (4) Earn-Out Period Years that have been completed by 100,000 (as appropriately adjusted for any stock splits or combinations that shall occur after the date hereof and prior to the Issue Date with respect to the Uniphase Preferred Stock). The Per Share Earn-Out Amount shall


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     apply to determine the number of shares of Uniphase Common Stock, if any, into which a share of Uniphase Preferred Stock shall be convertible in accordance with Section 2(a) of the Certificate of Designation.

3.3. Notwithstanding any term or condition of this Agreement, the Per Share Earn-Out Amount shall: (i) be zero (0) if the Percentage Performance for the Earn-Out Period is less than fifty-four point five percent (54.5%); and
     (ii) in no event exceed NLG 4,579.13. In the event that the Aggregate Contingent Payment as of the Issue Date is zero (0) or alternatively the Percentage Performance for the Earn-Out Period is less than fifty-four point five percent (54.5%), the Uniphase Preferred Stock shall be deemed cancelled and retired as of July 31, 2002 without issuance of any Uniphase Common Stock or payment of further consideration by Uniphase.

SECTION 4.        Occurrence of Redemption Event

4.1. In the event a Redemption Event shall occur on or before June 30, 2002, the Preferred Holders shall, subject to and in accordance with the terms of the Certificate of Designation, have the right to elect to redeem all (but only all) of the Uniphase Preferred Stock at the Redemption Price or to convert all (but only all) of the Uniphase Preferred Stock at the Redemption Price; provided, that, if the Redemption Event is a Company Sale, such Redemption Event shall only give rise to a right on the part of the Preferred Holders to convert their shares of Uniphase Preferred Stock at the Redemption Price as provided in Section 2(b) of the Certificate of Designation.

4.2. The per share redemption price (the "Redemption Price") as of any Redemption Date shall be equal to the quotient obtained by dividing: (i) the sum of: (A) for any Earn-Out Period Year that is then completed, the Accrued Contingent Payment for that year; and (B) for each Earn-Out Period that is not then completed, the greater of: (1) the Accrued Contingent Payment that would accrue for that year based on Percentage Performance of one hundred percent (100%); or (2) the Accrued Contingent Payment that would accrue for that year based on the average Percentage Performance for each Earn-Out Period Year that is then completed; plus (C) interest on the sum of clause (A) and (B) at the rate of 15.2% from July 1, 1998 to the Redemption Date (or for purposes of Section 2(b) of the Certificate of Designation, the Issue Date); by (ii) 100,000 (as appropriately adjusted for any stock splits or combinations that occur after the date hereof and prior to the Issue Date with respect to Uniphase Preferred Stock).

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SECTION 5.        Earn-Out Matters

5.1. Uniphase acknowledges that the value of the consideration to be received by Philips for the Activity is in significant part dependent on operation of the Activity after the date hereof. Accordingly, Uniphase agrees that it shall operate and maintain the Activity in the ordinary course consistent with Uniphase's operation of its other businesses, subject to Uniphase's primary goal of maximizing value of Uniphase Common Stock for the benefit of its stockholders, operate the Activity with reasonable regard to Philips' interest to earn the maximum Earn-Out (as set out in Clause 3.3
     (ii)). Without in any way limiting the obligations imposed on Uniphase by the immediately preceding sentence, for the period from the date hereof through the Issue Date, Uniphase shall, and shall cause the Uniphase Parties to, (i) maintain its corporate existence in good standing and qualify and remain qualified to do business in each jurisdiction in which it does business at the date hereof, (ii) in the absence of any material adverse change in the market for WDM Lasers or general economic conditions, continue the business of shipment of WDM Lasers, (iii) use its reasonable commercial efforts to preserve, renew and keep in full force and effect all its franchises and licenses necessary or desirable in the normal conduct of its business, (iv) use its reasonable commercial efforts to comply with all applicable laws, orders, rules and regulations of all governmental authorities required for the continued conduct of its business as conducted at the date hereof, (v) keep proper books of record and account, in accordance with Uniphase's accounting practices, for the purpose of verifying the shipment of WDM Lasers with respect to the Earn-Out during the Earn-Out Period; (vi) use reasonable commercial efforts to maintain and preserve its business organization, retain the services of its present officers and employees and maintain its relationships with its suppliers and customers and (vii) subject to Philips' obligation to comply with relevant insider trading rules under applicable U.S. Securities laws, notify Philips promptly of any adverse change or prospective adverse change in its consolidated business, properties, financial condition or operations, present or prospective. Uniphase shall not, and shall cause any Uniphase Affiliate not to, cause or suffer to occur any other event or condition that may affect Uniphase's ability to satisfy its obligations set forth in the immediately preceding sentence. Breach of the matters set forth in this Section 5.1, to the extent such breach causes the amount of the Earn-Out to be materially and adversely affected, shall give Philips the right to monetary damages in addition to the rights of Philips upon the occurrence of a Redemption Event.

5.2. In the absence of any material adverse change in the market for WDM Lasers or in general

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     economic conditions and any material deviations in the Actual Unit
     Shipments from the Target Unit Shipments in during any portion of the Earn-Out Period, Uniphase shall provide working capital and capital expenditure funding to the Activity (or otherwise maintain within the Activity cash flow from the operations of the Activity) in such amounts as Uniphase, in the good faith exercise of its business judgement, determines is reasonably sufficient to achieve the Target Unit Shipments. Such funding shall be provided or otherwise made available to the Activity at such times as Uniphase shall determine in exercising such business judgment and, in the case of capital expenditure, may be provided in the form of purchase, lease or any form of leveraged financing as Uniphase shall determine. In the event Philips determines that Uniphase is not providing or otherwise making available sufficient working capital and capital expenditure funding to the Activity at any time during the Earn-Out Period, Philips shall give Uniphase notice of such failure, and Philips and Uniphase agree to negotiate in good faith as to the appropriate level of funding for the Activity for a period of not less than thirty (30) days following the notification from Philips. In the event that Uniphase fails in any material respect to provide the needed funding that is agreed by Philips and Uniphase through such negotiations, Uniphase shall be deemed in breach of its obligations pursuant to this Section 5.2. In all other cases, Uniphase shall only be deemed to be in breach of this Section 5.2 if it is determined that Uniphase has not acted in good faith in determining the level of funding for the Activity or in its negotiations with Philips as provided in this Section 5.2 as to the funding levels.

5.3. Within fifteen (15) days after the end of each of Uniphase's first three fiscal quarters during an Earn-Out Period Year and within forty-five (45) days after the end of each Earn-Out Period Year, Uniphase shall deliver to Philips a statement setting forth the number of WDM Lasers shipped in such quarter and for the Earn-Out Period Year to date, together with a reasonably detailed summary of shipments by product type, customer and shipment date (the "Quarterly Statement"). Philips shall be entitled to take such steps as it deems reasonably necessary to verify the contents of each Quarterly Statement (including without limitation the right to contact Uniphase customers) and Uniphase shall cooperate, and shall cause its auditors to cooperate, in enabling Philips to do so. Uniphase shall cause to be delivered certificates of Uniphase's chief financial officer, certifying to the accuracy of the information set forth in each of the four Quarterly Statements together with the Quarterly Statement for the fourth fiscal quarter of each Earn-Out Period Year, which shall include Actual Unit Shipments for the entire preceding Earn-Out Period Year and be certified by Uniphase's independent auditors.

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SECTION 6.        Agreement Binding on All Preferred Holders

6.1. Subject to Section 2, Philips and each Preferred Holder agrees, as a condition precedent to the assignment, sale or transfer of any shares of Uniphase Preferred Stock prior to the Issue Date to require the proposed assignee, purchaser or transferee other than the Company or another Preferred Holder to become bound by this Agreement.

6.2. Prior to the Issue Date, each certificate for shares of Preferred Stock issued to or held by Preferred Holders shall bear the following legend:

          "THE RATE AT WHICH THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE ARE CONVERTIBLE INTO COMMON STOCK IS SUBJECT TO AN AGREEMENT BETWEEN THE CORPORATION AND THE HOLDERS OF SERIES A PREFERRED STOCK, A COPY OF WHICH AGREEMENT IS AVAILABLE UPON REQUEST AT THE PRINCIPAL OFFICES OF THE CORPORATION."

SECTION 7.        Miscellaneous

7.1. This Agreement shall remain in full force and effect until the Issue Date and shall terminate after the conversion and/or redemption of all Uniphase Preferred Stock.

7.2. A Majority of the Preferred Holders is hereby authorized to take any action which they deem appropriate or necessary to carry out the provisions of this Agreement. Each Preferred Holder hereby agrees to be bound by the actions of a Majority of the Preferred Holders for the purposes of this Agreement, and each Preferred Holder further agrees to cooperate with the Majority of the Preferred Holders with respect to such actions.

7.3. Within sixty (60) days of receipt of the certificates of Uniphase's chief financial officer and auditors in each Earn-Out Period Year, Philips shall be entitled to give notice to Uniphase of its objections to any of the Quarterly Statements delivered to Philips in that Earn-Out Period Year, and, at Philips' option, at the end of the Earn-Out Period, Philips shall be entitled to give notice to Uniphase of its objections to any of the Quarterly Statements delivered to Philips in that Earn-Out Period. If Philips gives any such notice of objection, then the issues in dispute will be promptly submitted to Price Waterhouse or such other certified public accountants as may be agreed (the "Accountants"), for resolution. If issues

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     in dispute are submitted to the Accountants for resolution, (i) each party shall furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request, and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Philips and Uniphase shall each bear fifty percent (50%) of the fees of the Accountants for such determination. Within five (5) business days following final determination of the issues in dispute, Philips and Uniphase shall take such action as is necessary to ensure that the rate at which the Uniphase Preferred Stock held by Philips or Philips Affiliates is convertible (or the number of shares of common stock held by Philips) reflects the resolution of the issues in dispute (including without limitation adjustment of the conversion rate retroactively to the Issue Date, the issuance to Philips of additional shares of Uniphase Common Stock and the return by Philips of shares of Uniphase Common Stock).

7.4. Sections 13.2, 13.3, 13.4, 13.5, 13.9 and 13.10 of the Purchase Agreement are hereby incorporated by this reference.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year hereinabove first written.

UNIPHASE:                                PHILIPS:
UNIPHASE CORPORATION                     KONINKLIJKE PHILIPS ELECTRONICS N.V.

By: /s/ Ian Jenks                        By: /s/ Willem Haverkamp
    ----------------------                   ----------------------
Title:  authorized signatory             Title:  director

ANNEX A

                                        Year 1  Year 2      Year 3    Year 4

Actual shipments/target shipments ....  35.0%    40.0%      200.0%     90.0%
Adjustment prior year ................   0.0%   -10.0%       -8.2%      0.0%
Percentage performance ...............  35.0%    30.0%      191.8%     90.0%
Performance factor ...................   0        0           1.918     0.82